CONSTRUCTION LOAN AGREEMENT
THIS CONSTRUCTION LOAN AGREEMENT (this "Agreement") is made effective as of September 1, 2017, between SOUTHSIDE BANK, a Texas state bank ("Lender") and COLLEGE STATION 1892 PROPERTIES, L.L.C., a Texas limited liability company ("Borrower").
RECITALS
A.    Borrower is the ground lessee and developer of a planned mixed use development called “Jones Crossing” on 71.862 acres of land located at the intersection of FM 2818 (Harvey Mitchell Parkway S.) and FM 2154 (Wellborn Road) in College Station, Brazos County, Texas (the “Land”, as more particularly described in the Deed of Trust) and that will include, without limitation (i) a retail anchor phase, including an approximately 106,000 square foot HEB branded grocery store, shadow retail consisting of five mixed use retail buildings containing approximately 47,250 total rental square feet of space, and six pad sites for sublease (“Ground Lease Pads”) (collectively, “Phase 1”), (ii) a 40,000 square foot secondary anchor building, three build-to-suit pad sites for sublease (“Build To Suit Pads”), and continued leasing and tenant finish out of retail space (collectively, “Phase 2”), and (iii) a multi-family phase that is planned to include up to 600 multi-family, student or other high density residential units on approximately 21 acres of the Land (“Phase 3”). The Land and the planned improvements are referred to collectively as the "Project"), and are depicted on the site plan attached hereto as Exhibit "A".
B.    Borrower has applied to Lender for a loan not to exceed the principal amount of $36,759,000.00 to finance a portion of the budgeted cost of the improvements for Phase 1 and Phase 2 (the “Improvements”), secured by, among other things, a first lien on the Project (the "Loan").
C.    Lender is willing to make the Loan to Borrower subject to the terms and conditions stated in this Agreement and in the other Security Documents (as hereinafter defined).
AGREEMENTS
NOW, THEREFORE, for and in consideration of Lender's agreement to make the Loan to Borrower and the mutual covenants contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged by the parties hereto, Borrower and Lender hereby agree as follows:
1.Commitment of Lender. Upon the terms and subject to the conditions and limitations set forth in this Agreement, and provided that no Event of Default (as hereinafter defined) has occurred, Lender will make advances to Borrower from time to time in accordance with the terms of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Note (as hereinafter defined) or in any of the other Security Documents (as hereinafter defined), and in addition to any other limitations and conditions on advances set forth herein, Lender's commitment shall be subject to each of the following limitations:

(a)    In no event shall the aggregate of all advances by Lender exceed the lesser of (i) the stated principal amount of the Note, (ii) seventy-five percent (75%) of the lesser of the actual cost of the Improvements or the budgeted costs as reflected in the Budget, or (iii) sixty-two percent (62%) of the “as is” value or “as stabilized” value of Borrower’s leasehold estate in the Land and the Improvements according to the appraisal approved by Lender;
(b)    [PHASE 1 FUNDING] In no event shall Lender be required to advance more than a total of $25,288,231 (includes $236,250 in TI funds) for Phase 1 costs;
(c)    [PHASE 2 FUNDING] In no event shall Lender be required to advance more than $2,362,500.00 out of the Phase 2 funding for the cost of tenant finish out improvements to the mixed use retail buildings constructed as part of Phase 1;
(d)    [PHASE 2 FUNDING] In no event shall Lender be required to advance a total of more than $6,982,500 (includes $220,000 in leasing commissions) for both the tenant finish out improvements to the mixed use retail buildings constructed in Phase 1 and for costs of the secondary anchor building in Phase 2;
(e)    [PHASE 2 FUNDING] In no event shall Lender be required to advance more than $3,207,000 (includes $392,000 in leasing commissions) for the cost of constructing improvements to the Build to Suit Pads in Phase 2;
(f)    In no event shall Lender be required to advance more than a total of $10,189,500 for the costs described in (d) and (e) above;
(g)    [PHASE 2 FUNDING] The foregoing limits described in (c) through (f) above will not restrict Borrower from advances for interest reserve, development fees, and hard contingency to the extent reflected in Phase 2 of the Budget; and
(h)    In no event shall Lender be required to make any advances for costs associated with any buildings or other vertical improvements in Phase 3.
The Loan is not a revolving line of credit, and any principal advanced and paid may not be re-borrowed.
2.    Security Documents. Borrower agrees to execute or cause to be executed contemporaneously herewith (or prior to the first advance under the Note) each of the following documents:
(a)    Promissory Note (the "Note") from Borrower, as maker, payable to Lender in the principal face amount of $36,759,000.00;
(b)    Deed of Trust and Security Agreement (the "Deed of Trust") from Borrower, as grantor, covering the Borrower’s leasehold estate in the Land, the Improvements, any other improvements to the Land, and all other assets of Borrower;

(c)    Guaranty Agreement from Stratus Properties Inc., a Delaware corporation (“Stratus”) as guarantor;
(d)    Assignment of Rights to Plans and Specifications;
(e)    Assignment of Rights under Architect’s Contract;
(f)    Assignment of Rights under Construction Contract;
(g)    Disclaimer Regarding Inspection of Collateral;
(h)    Closing Certificate containing representations and warranties by Borrower and Stratus (the “Closing Certificate”);
(i)    UCC-1 “All Assets” Financing Statement;
(j)    Notice of Final Agreement; and
(k)    Such other documents, certificates, affidavits, loan applications and agreements that Lender may reasonably require prior to advancing proceeds of the Loan.
This Agreement and all of the foregoing and such other agreements, documents and instruments now or hereafter evidencing, governing, securing or guaranteeing any portion of the indebtedness evidenced by the Note or the performance and discharge of the obligations related hereto or thereto, together with any and all renewals, modifications, amendments, restatements, consolidations, substitutions, replacements, extensions and supplements hereof or thereof, are collectively referred to herein as the "Security Documents" or the “Loan Documents”.
3.    Conditions to Closing. The obligation of the Lender to close the Loan (“Loan Closing”) shall be subject to the prior or simultaneous occurrence or satisfaction of each of the following conditions:
(a)    Borrower shall have executed (or caused to be executed) and delivered to Lender each of the Security Documents, and all other requirements of Lender shall have been satisfied;
(b)    Lender shall have received and approved the Ground Lease, dated effective April 4, 2017, executed by 1892 Jones Crossing, Ltd., as Landlord, and by Borrower, as Tenant, (the said Ground Lease, and any renewals, extensions, modifications, restatements and replacements thereof, and each “Separated Lease” and any “New Lease” as therein defined, as evidenced by a Memorandum of Ground Lease recorded in Volume 13953, Page 112 of the Official Public Records of Brazos County, Texas, is herein referred to as the “Ground Lease”);
(c)    Lender shall have received and approved the Lease Agreement dated effective April 4, 2017 between Borrower, as Landlord, and HEB Grocery Company, LP, as Tenant, and any renewals, extensions, modifications, restatements and replacements thereof (the “HEB Lease”);

(d)    Borrower shall provide Lender with evidence that all necessary action on the part of Borrower and Stratus has been taken with respect to the execution and delivery of this Agreement, the Security Documents and the consummation of the transactions contemplated hereby and thereby, so that this Agreement and all of the other Security Documents shall be valid and binding upon Borrower and each other person or entity executing and delivering any of the Security Documents. Such evidence shall include certified organizational documents, certified resolutions, certificates of incumbency and Certificates of Existence and Good Standing for the Borrower, Stratus and each such other entity as applicable;
(e)    Lender shall have obtained, at Borrower's expense, (i) an appraisal of Borrower’s leasehold estate in the Land and the Improvements by an appraiser acceptable to Lender, and Lender shall have completed a review of such appraisal and approved it, and (ii) an environmental site assessment of the Land prepared by consultants and with results acceptable to Lender;
(f)    Lender shall have received, at Borrower's expense, the unconditional commitment from a title insurance company acceptable to Lender for the issuance of a loan policy of title insurance in the full amount of the Loan, insuring the lien of the Deed of Trust as a first and prior lien upon Borrower’s leasehold estate in the Land, and containing no exceptions except for those approved by Lender, in its reasonable discretion;
(g)    Borrower shall have furnished Lender with (i) a final subdivision plat of the Land approved by the City of College Station and duly filed in the appropriate official plat records in the office of the Brazos County Clerk (the “Plat”), (ii) a current survey of the Land, prepared by a registered professional land surveyor or a licensed engineer, containing a metes and bounds perimeter description of the Land, showing the location of all easements and all other matters of record, certifying that no improvements encroach upon any easements or other encumbrances affecting the Land, certified to Lender, and otherwise in a form approved by Lender, (iii) evidence that no portion of the Improvements will not be constructed in, a flood hazard area, (iv) evidence that the Land has been properly zoned for the Project, and (v) evidence that all utilities are available to service the Project (other than utility facilities that are to be constructed as part of the Project in accordance with the Budget);
(h)    Borrower shall have furnished to Lender customer identification information, verification and such other information and supporting documentation regarding Borrower, Stratus and each person with authority or control with respect to Borrower, as Lender shall reasonably require for purposes of complying with the provisions of the Bank Secrecy Act (31 U.S.C. 5311 et. seq.), as amended by the USA PATRIOT Act (Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56), and Lender's policies and procedures implemented in accordance therewith;

(i)    Borrower shall have furnished Lender with a geotechnical survey or report of the Land, which survey or report shall have been performed and prepared by consultants acceptable to Lender and shall be acceptable to Lender in all respects;
(j)    Borrower shall have furnished Lender with evidence that the following insurance policy is in force: commercial general liability insurance, in form and amounts, and issued by an insurer reasonably satisfactory to Lender, and naming the Lender as an additional insured;
(k)    Lender shall have reviewed and approved in advance the Borrower's settlement statement for the Loan prepared by Heritage Title Company of Austin, Inc. (Gregg Krumme and Amy Love Fisher, Senior Vice President), as the closing agent for the Loan;
(l)    Lender shall have received an opinion letter from Borrower’s legal counsel, Armbrust & Brown, PLLC, in form and substance satisfactory to Lender;
(m)    Borrower shall have established with Lender a demand deposit account through which payments for costs of construction of the Improvements shall be made (the “Construction Account”);
(n)    Lender shall have received and approved an Acknowledgement of Leasehold Mortgage, signed by the lessor under the Ground Lease and by Borrower, in form and substance satisfactory to Lender;
(o)    Lender shall have received a Subordination, Non-Disturbance and Attornment Agreement signed by, Borrower, HEB Grocery Company, LP and Lender, in form and substance satisfactory to Lender; and
(p)    Lender shall have received a current estoppel certificate confirming the status of the HEB Lease, signed by HEB Grocery Company, LP, in form and substance satisfactory to Lender.
Lender acknowledges and agrees that (i) the Plat will not include separate platted lots for all of the Build to Suit Pads and the Ground Lease Pads, and (ii) Borrower anticipates amending the Plat from time to time to cause one or more of the Build to Suit Pads and the Ground Lease Pads to be separate platted lots (each referred to as a “Plat Amendment”). Each Plat Amendment is subject to Lender’s review and approval, which approval will not be unreasonably withheld. Lender will execute each such Plat Amendment or such other consent or subordination as is required by applicable governmental authorities in order to approve a Plat Amendment.
4.    Conditions to All Advances. The obligation of the Lender to make the first advance of proceeds of the Loan, and each successive advance hereunder, shall be subject to the prior or simultaneous occurrence or satisfaction of each of the following conditions:
(a)    All of the conditions to the Loan Closing set forth in Section 3 hereof shall have been and continue to be satisfied;

(b)     Borrower shall have established with Lender a demand deposit account for Borrower’s business operations (the “Operating Account”);
(c)    Each of the statements set forth in the Closing Certificate shall be and remain true and correct in all material respects;
(d)    Borrower shall have furnished to Lender evidence that Borrower has paid and contributed, out of funds from sources other than the Loan proceeds, Project costs (including only the cost of items included in the Budget and specifically including items listed under the heading “Land Acquisition and Title” in the Budget and any other Project costs approved in writing by Lender, such approval to be in Lender’s sole discretion) equal to or greater than $12,253,000.00 ("Borrower's Equity"),which sum shall include the $11,627,137.50 escrow deposit when the deposit is made by Borrower pursuant to the Escrow Agreement dated effective June 30, 2017 by and among Borrower, HEB Grocery Company, LP, 1892 Jones Crossing, Ltd. and Heritage Title Company of Austin, Inc;
(e)    Borrower shall have entered into a construction contract with a general contractor reasonably satisfactory to Lender for the Phase of the Project that is subject to the advance request. Lender shall have received and approved true and correct copies of Borrower's construction contract with Borrower's general contractor regarding construction of such Phase (which approval will not be unreasonably withheld), and Borrower shall have delivered to Lender (i) a full and complete set of the preliminary and final plans and specifications for such Phase of the Project (the "Plans and Specifications"); and (ii) Lender shall have received from Borrower evidence that all necessary approvals to start construction from governmental authorities have been obtained and, when required by the City of College Station, that a building permit for such Phase of the Project has been issued by the City of College Station; and (iii) Lender shall have received from Borrower evidence of all required approvals of the Plans and Specifications for such Phase of the Project;
(f)    Borrower shall have provided Lender with evidence that the following insurance policies and coverages are in force: (i) builder's risk "all risk" insurance, in an amount not less than one hundred percent (100%) of the full replacement costs, including the cost of debris removal, without deduction for depreciation and sufficient to prevent Borrower or Lender from becoming a co‑insurer (until Completion of the applicable Improvements), (ii) contractor's general liability insurance and/or Borrower's commercial general liability insurance with such minimum coverage requirements (on an aggregate and a per occurrence basis) as may be reasonably required by Lender (until Completion of the applicable Improvements), (iii) worker's compensation insurance (or any statutorily approved alternative acceptable to Lender) (until Completion of the applicable Improvements), and (iv) upon Completion of the applicable Improvements (as such terms are defined in Section 5(c) hereof), "all risk" casualty insurance (including fire and extended coverage). Each insurance policy required hereunder shall be in form and amounts, and issued by insurers reasonably satisfactory to Lender, shall provide for thirty (30) days' prior written notice of cancellation to Lender, and shall each name Lender as additional insured, additional loss payee and with mortgagee clauses in favor of Lender, as applicable. Each insurance policy required hereunder may be referred to as an "Insurance Policy" and collectively, the "Insurance Policies";
(g)    Lender shall have received from Borrower a cover letter, signed by Borrower requesting the advance, together with a draw request on an AIA form or such form as may be acceptable to Lender, completed to Lender's reasonable satisfaction, signed by Project architect and the general contractor for the Project, together with, if required by Lender, the certification by and satisfactory report from the Inspecting Person (as hereinafter defined);
(h)    Lender shall have received such other instruments and documents including, but not limited to, an affidavit of payment executed by Borrower and lien waivers, invoices and other documents supporting each advance from such contractors and suppliers, and in such form and content and containing such certifications, approvals and other information as the Lender may reasonably require to confirm payment for labor and materials supplied (except for any applicable retainage) attributable to the last advance under the Loan and lien-free status of the Project. Lender acknowledges and agrees that lien waivers will be on forms promulgated under the Texas Property Code and that unconditional partial lien waivers will be provided to Lender in arrears. Accordingly, with regard to the first construction advance, Borrower will only provide conditional partial lien waivers from the general contractor and the applicable subcontractors and that with the application for payment for the next advance and each subsequent advance, Borrower will provide Lender with unconditional partial lien waivers from the general contractor and applicable subcontractors for work funded with the immediately prior Loan advance. Each lien waiver will be subject to applicable retainage;
(i)    Lender shall have received satisfactory evidence that both the Ground Lease and the HEB Lease remain in full force and effect and unmodified, except for any amendments approved in writing by Lender, and that the “Review Period” under the Ground Lease has expired or has been waived in writing by Borrower;
(j)    No “Event of Default” shall have occurred and be continuing under the Ground Lease or the HEB Lease;
(k)    All of the work usually complete at the stage of construction attained when the advance is requested shall have been done in good and workmanlike manner and all materials, supplies, chattels and fixtures usually furnished and/or installed at such stage of construction shall have been furnished and/or installed;
(l)    At Lender's option, Lender shall have received, at Borrower's sole cost and expense, a "down date endorsement" to the Lender's mortgagee policy of title insurance in form and containing no exceptions other than those acceptable to Lender in Lender's reasonable discretion;
(m)    There shall currently exist no “Event of Default” or any condition under any of the Security Documents, which, with the giving of notice or passing of time, or both, would constitute an Event of Default;
(n)    Borrower shall have made any Borrower's Deposit required hereunder;
(o)    The Budget, construction contract and final plans and specifications for Phase 1 or Phase 2 of the Project, as applicable, shall be approved by Lender after a satisfactory cost analysis review by a third party selected by Lender (which approval will not be unreasonably withheld), which review shall be at Borrower’s expense;
(p)    Lender shall have received satisfactory evidence that all rollback taxes assessed against the Land have been paid in full or escrowed;
(q)    Lender shall have received satisfactory evidence that the following improvements have been completed and paid for: the Common Infrastructure (as defined in the Ground Lease), and all of the work required under Sections 4(d) and 4(e) of the HEB Lease;
(r)    Lender shall have received satisfactory confirmation that all leasing, brokerage and other commissions payable with respect to the Ground Lease have been paid in full;
(s)    Lender shall only make advances for tenant improvements or tenant finish out allowances for those portions of the mixed use retail buildings in Phase 1 that have been subleased with Qualified Leases;
(t)    Lender shall not be required to make any advances for construction of the Phase 2 secondary anchor building until Lender has received and approved one or more subleases for the entire building; and
(u)    Lender shall not be required to make any advances for construction of any improvements on any Build to Suit Pads until Lender has received and approved (A) one or more subleases for the entire building to be constructed on such pad site, and (B) an updated appraisal satisfactory to Lender for such Build to Suit Pad confirming that the loan to value ratio does not exceed 62%.
The foregoing notwithstanding, (A) with regard to each application for any advance under the Loan for any broker commissions or any tenant finish allowances that are included in the Budget, Borrower will not be required to submit items contemplated by subsections (g) and (h) above, and (B) with regard to each application for any advance under the Loan that does not include an advance for construction costs (such as any advances for design professionals, permitting, surveying, legal expenses, and financing costs included in the Budget), Borrower will not be required to submit items contemplated by subsections (g), (h), (k), and (o).
Lender acknowledges and agrees that Borrower is not required to complete Phase 1 before receiving advances otherwise properly payable for Phase 2 under the Budget.

5.    Limits on Advances; Construction Account.
(a)    Notwithstanding anything contained herein to the contrary, Lender shall have no obligation to make construction advances hereunder (a) more frequently than once each month, (b) in amounts which exceed ninety percent (90%) of the cost to Borrower of construction of the Improvements during the period since the last advance made hereunder (except for the final payment of Borrower’s general contractor under the applicable construction contract), (c) other than in accordance with Lender's then current, reasonable draw procedures, and (d) sooner than five (5) business days following Borrower's request for the advance (Lender agreeing to make advances within five (5) business days after receipt of a proper and complete draw request from Borrower, including all required supporting documentation). All advances shall be deposited into the Construction Account, and Borrower agrees to pay all expenses associated with the Project for which Loan proceeds are available hereunder by checks written on such Construction Account. Provided, Lender may, at its sole discretion during the continuance of an Event of Default, issue all checks jointly payable to Borrower and Borrower's contractors, subcontractors or suppliers. In the event the Budget includes interest due and payable under the Note during the interest only period, such sums shall be advanced from time to time upon the written request of Borrower; provided, however, that Borrower hereby irrevocably authorizes and directs Lender to advance any available funds hereunder for the payment of accrued interest under the Note which is due and payable at any time. Borrower agrees that all amounts advanced by Lender under the Loan for the payment of accrued interest shall be deemed an advance under the Note to the same extent as if such funds were made available to Borrower. Absent the satisfaction of the conditions precedent to advances contained herein, Lender shall have no obligation to make such advances for interest payments hereunder, and Lender's commitment under this Agreement is at all times subject to the limitations and conditions contained in the Security Documents. Borrower acknowledges that, in the event that any funds available from advances under the Loan are not sufficient to fully pay accrued but unpaid interest on the Note, Borrower shall remain liable for and shall in fact pay such amounts with other funds of Borrower.
(b)    Further, Lender shall have no obligation to make construction advances hereunder in an amount that in the aggregate exceeds the value of work then completed. Lender may, at its sole discretion during the continuance of an Event of Default, issue all checks jointly payable to Borrower and Borrower's suppliers, contractors or subcontractors.
(c)    The final construction advance, including, but not limited to, all related retainage, shall not be made until: (i) at least thirty (30) days shall have elapsed from the later of (A) the date of completion of the applicable Improvements, as specified in Texas Property Code §53.106, if the affidavit of completion provided for in this Agreement is filed within ten (10) days after such date of completion as such completion has been certified by the Inspecting Person, or (B) the date of filing of such affidavit of completion if such affidavit of completion is filed ten (10) days or more after the date of the completion of the applicable Improvements as specified in Texas Property Code §53.106; (ii) Borrower has provided Lender with evidence reasonably satisfactory to Lender that no mechanic's or materialmen's liens or other encumbrances have been filed against the Project; (iii) Borrower has provided Lender with final conditional lien releases and conditional lien waivers executed and delivered by the general contractor and all subcontractors, materialmen and other parties who have supplied not less than $5,000.00 worth of labor, materials or services for the construction of the applicable Improvements, or who otherwise might be entitled to claim a contractual, statutory or constitutional lien against the Project in an amount not less than $5,000.00, all in the applicable form promulgated under the Texas Property Code, and (iv) Borrower has provided Lender with evidence reasonably satisfactory to Lender of the satisfaction of all other statutory conditions to the release of the related retainage. The term "Completion" shall mean satisfaction of the following items: (i) Borrower shall have delivered or caused to be delivered to Lender a written certification in the form of AIA Document G704, executed by the general contractor, the Architect, and the Borrower, certifying that the applicable portion of the Improvements are completed and the date of such completion; and (ii) Borrower shall have delivered a "final completion certificate" or equivalent from the City of College Station, Texas, evidencing completion of the applicable portion of the Improvements and approval thereof by the City of College Station. Lender acknowledges that certificates of occupancy will only be issued by the City of College Station as tenants complete finish improvements for their respective premises in the Improvements. Notwithstanding the foregoing, Lender may make construction advances for soft costs in accordance with the terms of Section 4 above before the final construction advance for the Improvements. The term "Completion Achievement Date" shall mean the date that Borrower satisfies Completion in accordance with the terms and conditions of the Loan Documents.
6.    Budget; Plans and Specifications. Borrower agrees that any advance hereunder shall be for the payment of costs, labor, materials and services supplied for the construction of the Improvements and for the payment of other costs and expenses incident to the Loan or the construction of the Improvements as specified in the budget attached hereto as Exhibit "B" (the "Budget"). During the continuance of an Event of Default or upon the written request of Borrower, Lender shall have the right, from time to time, to make advances that are allocated solely to any of the designated items in the Budget for such other purposes or in such different proportions as Lender may, in its sole discretion, deem necessary or advisable. Borrower may not re-allocate items of costs or make changes in the Budget without the prior written consent of Lender, which consent shall not be unreasonably withheld; provided, however, that if the actual advances made with respect to any line item in the Budget are less the amount of such line item specified in the Budget, Borrower may, at Borrower’s discretion, reallocate such savings to any other line items in the Budget for which the actual costs exceed the amount of such line item specified in the Budget, and Lender shall disburse advance proceeds in accordance with such reallocation. The Plans and Specifications shall not be modified without the prior written consent of Lender, except that consent by Lender shall not be required for modifications which do not exceed $100,000.00, individually, and $500,000.00 in the aggregate and do not change, in any material respect, the nature or scope of the work to be completed.
7.    Inspecting Person. An architect or other person (the "Inspecting Person") approved by Lender shall inspect the Improvements for the benefit of Lender at such times as Lender desires. Borrower will pay the reasonable fees and expenses and cooperate with the Inspecting Person and will cause Borrower's employees, agents and subcontractors to cooperate with the Inspecting Person; provided, however, Borrower shall be required to reimburse Lender for the cost of no more than one inspection a month. Upon request, Borrower will furnish the Inspecting Person whatever information and documentation the Inspecting Person may consider necessary or useful in connection with the performance of his duties aforesaid, including, without limiting the generality of the foregoing, working details, Plans and Specifications and details thereof, samples of materials, licenses, permits, required certificates of public authorities, applicable zoning ordinances, building codes and copies of the contracts between Borrower and Borrower's contractors and suppliers.
8.    Borrower's Deposit. Subject to the reallocation provisions in Section 6 hereof, Borrower hereby covenants and agrees with Lender that if from time to time Lender reasonably determines that the unadvanced portion of the Loan will be insufficient for payment in full of (a) costs of labor, materials, and services required for the construction of the Improvements, (b) other costs and expenses specified herein or in the Budget (subject to Borrower’s right to reallocate savings in accordance with Section 6 hereof), or (c) other costs and expenses required to be paid in connection with the construction of the Improvements in accordance with the Plans and Specifications or any governmental requirements, then Borrower shall, on request of Lender, immediately make a "Borrower's Deposit" (herein so called) with Lender in an amount equal to the deficiency. Lender will advance all or any portion of the Borrower's Deposit prior to any portion of the Loan proceeds. Borrower shall promptly notify Lender in writing if and when the cost of the construction of the Improvements exceeds, or appears likely to exceed, the amount of the unadvanced portion of the Loan, plus the unadvanced portion of the Borrower's equity contribution, plus the unadvanced portion of any then existing Borrower's Deposit. Borrower's Deposit is hereby pledged as additional collateral for the Loan, and Borrower hereby grants and conveys to Lender a security interest in all funds so deposited with Lender. Upon an Event of Default, Lender may, but shall not be obligated to, apply all or any portion of the Borrower's Deposit against the interest due or the outstanding principal balance under the Note or amounts due under any of the other Security Documents.
9.    Financial Reporting. Borrower hereby covenants and agrees to timely deliver to Lender the financial statements, reports and information described on Schedule 1 attached hereto and made a part hereof for all purposes. All of such financial statements and reports shall be prepared in accordance with accurate accounting principles and procedures, applied on a consistent basis in a manner, and in form and substance reasonably satisfactory to Lender, and shall in all respects present a true, correct, complete and fair representation of the financial position of Borrower and shall be prepared and certified as to accuracy by a representative of Borrower reasonably acceptable to Lender. Lender is hereby authorized to disclose to any assignee or participant (or proposed assignee or participant) any financial or other information in its knowledge or possession regarding Borrower, the Project or the Loan.
10.    Commitment Fee. In consideration of Lender's origination of the Loan to the Borrower contemplated hereby and of the commitment of the Lender to make the proceeds of the Loan available to the Borrower, Borrower agrees to pay to Lender, prior to or simultaneously with the execution of this Agreement, $183,795.00 as a commitment fee.
11.    Debt Service Coverage Ratio.

(a)Debt Service Coverage Ratio-Covenant. Commencing on March 31, 2020, Borrower shall at all times thereafter maintain a Debt Service Coverage Ratio greater than or equal to the Debt Service Coverage Ratio (Minimum).
(b)    DSC Compliance Certificate. Commencing with the quarter ending on March 31, 2020, as described in Schedule 1 hereof, Borrower shall deliver to Lender annual DSC Compliance Certificates within forty-five (45) days after each calendar quarter, evidencing calculation of the Debt Service Coverage Ratio for the applicable DSC Period, and such written evidence, documents and backup information to support the calculations for each such DSC Period, certified to by an appropriate senior representative of Borrower to be true and correct in all material respects. Lender shall be entitled to request and require such additional or other backup documentation, including but not limited to certified financial information, as may be required by Lender in order to satisfy itself as to the correct calculation of such Debt Service Coverage Ratio;
(c)    Events of Default. In addition to those Events of Default as defined in any of the Security Documents, the following events shall also constitute Events of Default under the Security Documents:
(i)    DSC Compliance Certificate. If Borrower refuses or neglects to deliver to Lender the DSC Compliance Certificate in accordance with the terms and conditions of this Agreement and such failure is not cured within thirty (30) days after Borrower’s receipt of written notice thereof from Lender; or
(ii)    Covenant. If Borrower fails to maintain the Debt Service Coverage Ratio (Minimum) for any DSC Period as described and required herein and such failure is not cured within thirty (30) days after Borrower’s receipt of written notice thereof from Lender; provided, Borrower may cure any failure to maintain the required Debt Service Coverage Ratio (Minimum) for any DSC Period by (x) prepaying the Loan to reduce the outstanding principal balance of the Loan to an amount that, when re-amortized, will result in a compliant Debt Service Coverage Ratio (Minimum), as calculated and reasonably determined by Lender (the "Required Prepayment Amount"), or (y) make a cash deposit with Lender in an amount equal to the Required Prepayment Amount, and execute such documents as Lender may require in order to pledge the cash deposit to secure payment of the Loan until the required Debt Service Coverage Ratio (Minimum) is achieved with respect to a subsequent DSC Period, at which time the Required Prepayment Amount shall be released to the Borrower if no Event of Default then exists.
(d)    Definitions. The following terms, which relate to the Debt Service Coverage Ratio, are defined as follows:
DSC Period: The initial DSC Period shall be the three month period ending on March 31, 2020; the second DSC Period shall be the six month period ending on June 30, 2020; the third DSC Period shall be the nine month period ending on September 30, 2020; the fourth DSC Period shall be the twelve month period ending on December 31, 2020; and thereafter the

DSC Period shall be each trailing twelve (12) consecutive calendar month period ending on March 31, June 30, September 30 and December 31, respectively, of each calendar year.
DSC Compliance Certificate: A certificate to be furnished to Lender, in the form as may be reasonably approved by Lender from time to time, certified by the appropriate officer of Borrower pursuant to the applicable provisions of this Agreement, certifying that as of the date thereof, the calculation of Debt Service Coverage Ratio for the applicable DSC Period, together with such documentation as may be reasonably requested by Lender to substantiate such calculation.
Debt Service Coverage Ratio: The ratio of Net Operating Income for a DSC Period divided by Debt Service Requirements with respect to such same DSC Period.
Debt Service Coverage Ratio (Minimum): 1.35 to 1.00.
Debt Service Requirements: With respect to any DSC Period, the principal and interest payable under the Loan for such DSC Period based on a 30-year amortization and the greater of (i) the interest rate under the terms of the Note in effect at the time of measurement, or (ii) the 10 year US Treasury rate in effect at the time of measurement, plus 2.75% per annum.
Gross Income: The annualized sum of (i) the rentals, revenues and other cash forms of consideration from Qualified Leases including, without duplication, Tenant Reimbursements, received by, or paid to or for the account of or for the benefit of Borrower resulting from or attributable to the operation, leasing and occupancy of the Improvements, determined on a cash basis (except as specified herein), during the applicable DSC Period and (ii) the rentals, revenues and other cash forms of consideration, including, without duplication, Tenant Reimbursements, from any Qualified Lease that, on the date of determination, is then in a rent abatement or free rent period, to the extent the tenant is in occupancy and such rent and expense recoveries would have been paid under such Qualified Lease during the applicable DSC Period, if such rent abatement or free rent period were not then in effect during such applicable DSC Period (any such amount shall be annualized if such DSC Period is less than the full trailing twelve (12) consecutive calendar month period). Notwithstanding anything included within the above definition of Gross Income, there shall be excluded from Gross Income the following: (i) any security or other deposits of lessees and tenants, unless and until the same actually are either applied to actual rentals owed or other charges or fees; (ii) any security and other type deposits and advance rentals relating to the Improvements which have not been forfeited or other non-recurring income; (iii) the proceeds of any financing or refinancing with respect to all or any part of the Improvements; (iv) the proceeds of any sale or other capital transaction of all or any portion of the Improvements; (v) any insurance or condemnation proceeds paid with respect to the Improvements, except for rental loss or business interruption insurance and (vi) any insurance and condemnation proceeds applied in reduction of the principal of the Note in accordance with the terms of the Deed of Trust or other Loan Documents; provided, however, nothing set forth herein shall in any manner imply Lender's consent to a sale, refinancing or other capital transaction.
Net Operating Income: For each applicable DSC Period, Gross Income, annualized, less Operating Expenses, determined on a cash basis of accounting except as otherwise provided herein.
Operating Expenses: Collectively, the aggregate of those amounts actually incurred and paid with respect to the, operation, management, leasing and occupancy of the Land and Improvements, determined on a cash basis, except as otherwise specified herein, with respect to the Project for the immediately preceding DSC Period including, but not limited to, any and all of the following (but without duplication of any item): (i) real property taxes calculated on an accrual basis (and not on the cash basis) of accounting for the DSC Period; such accrual accounting for real property taxes shall be based upon taxes actually assessed for the current calendar year, or if such assessment for the current calendar year has not been made, then until such assessment has been made (and with any retroactive adjustments for prior calendar months as may ultimately be needed when the actual assessments has been made) real property taxes for the DSC Period shall be estimated based on the last such assessment for the Project; (ii) foreign, U.S., state and local sales, use or other taxes, except for taxes measured by net income; (iii) special assessments or similar charges against the Project; (iv) costs of utilities, air conditioning and heating for the Project to the extent not directly paid by lessees or tenants; (v) maintenance and repair costs for the Project; (vi) a capital expenditure reserve in the amount of $1,662.50 per month; (vii) management fees; provided, however, the amount of such management fees which may be charged hereunder shall not be less than the sum of three percent (3.00%) of the Gross Income for each applicable calendar month; (viii) all salaries, wages and other benefits to "on-site" employees of Borrower or Borrower's property manager (excluding all salaries, wages and other benefits of officers and supervisory personnel, and other general overhead expenses of Borrower and Borrower's property manager) employed in connection with the leasing, maintenance and management of the Project which are specifically not included within the management fee outlined in subparagraph (vii) above; (ix) insurance premiums calculated on an accrual basis (and not on the cash basis) of accounting for the DSC Period; such accrual accounting for insurance premiums shall be based upon the insurance premiums for the Project which was last billed to Borrower, adjusted to an annualized premium if necessary; (x) an amortized and prorated allocation of advertising and promotion costs for leasing space in the Project; (xi) outside accounting and audit fees and costs and administrative expenses in connection with the direct operation and management of the Project; (xii) any payments, and any related interest thereon, to lessees or tenants of the Project with respect to security deposits or other deposits required to be paid to tenants but only to the extent any such security deposits and related interest thereon have been previously included in Gross Income; (xiii) to the extent not otherwise included in items (i) through (xii) above, amounts reimbursable as Tenant Reimbursements; and (xiv) rents and other sums payable by Borrower under the Ground Lease. Notwithstanding anything to the contrary as being included in the definition of Operating Expenses, there shall be excluded from Operating Expenses the following: (i) depreciation and any other non-cash deduction allowed to Borrower for income tax purposes and (ii) any and all principal, interest or other costs paid under or with respect to the Note or Loan.
Qualified Lease: A written sublease agreement made by Borrower, as landlord, in the ordinary course of business to an unaffiliated third party tenant, respecting:
(a)     all or any part of the Improvements that includes a subordination and attornment provision that is reasonably satisfactory to Lender, and that (i) covers less than 10,000 the rentable square feet of the Improvements and that reflects fair market terms; or (ii) covers 10,000 or more rentable square feet of the Improvements and is approved in writing by Lender (which approval shall not be unreasonably withheld); or
(b)    a Ground Lease Pad, and that is approved in writing by Lender, such approval not to be unreasonably delayed, conditioned or withheld; or
(c)    a build-to-suit building to be constructed by Borrower on a Build to Suit Pad, and that is approved in writing by Lender, such approval not to be unreasonably delayed, conditioned or withheld.
Tenant Reimbursements: All amounts paid by tenants under any Qualified Lease as reimbursements for operating expenses billed separately from the gross rent payable under such Qualified Leases, such as by way of example but not limitation, taxes, insurance and common area maintenance charges, but excluding capital expenses and construction or tenant finish expenses incurred by Borrower which are amortized and reimbursed by the tenant as part of the base or minimum rent payable under a Qualified Lease during the term of the Qualified Lease.
12.    Event of Default. The occurrence of any of the following shall constitute an event of default hereunder (an "Event of Default"):
(a)    Borrower shall fail to pay when due any installment of principal or interest or any other monetary obligation arising under the Note or any of the other Security Documents, and such failure continues for more than ten (10) days after written notice thereof, provided, however, that the obligation of Lender to provide notice and allow ten (10) days for cure under this subsection 12(a), shall terminate if Borrower shall fail to pay when due any installment of principal or interest due under the Note more than two (2) times in any twelve (12) month period;
(b)    Any representation or warranty made in any of the Security Documents or in any certificate, report, notice or financial statement furnished at any time in connection with the Note shall be false, misleading or erroneous in any material respect when made;
(c)    Borrower shall fail to perform, observe or comply with any non-monetary covenant, agreement or term contained in the Note or any of the other Security Documents and such failure continues for thirty (30) days after written notice thereof provided, however, Borrower shall have the right to attempt to cure said default for up to an additional sixty (60)days if, at all times, Borrower is diligently prosecuting a cure of said default;

(d)    Borrower or Stratus shall commence a voluntary proceeding seeking liquidation, reorganization or other relief with respect to its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official or a substantial part of their property or shall consent to any such relief or to the appointment of or taking possession by any such official in such a proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any action to authorize any of the foregoing;
(e)    Any involuntary proceeding shall be commenced against Borrower or Stratus seeking liquidation, reorganization or other relief with respect to its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of one hundred twenty (120) days;
(f)    If any one or more of the Security Documents shall be terminated, revoked, or otherwise rendered void or unenforceable, in any case, without Lender's prior written consent;
(g)    If Borrower or Stratus shall allow the levy against all or any part of the Project of any execution, attachment, sequestration or other writ which is not vacated within sixty (60) days after the levy;
(h)    The sale, encumbrance or other unauthorized transfer of all or any portion of the Project without Lender's prior written consent;
(i)    If Borrower fails to timely comply with any material requirements of any governmental authority within sixty (60) days after Borrower shall have received written notice thereof, and the failure to so comply could reasonably be expected to have a material adverse effect on the Project;
(j)    The rendering of one or more judgments or decrees for the payment of money in an amount in excess of $50,000.00, against Borrower or Stratus, and such judgment or decree has not been paid, vacated, bonded or stayed by appeal or otherwise, for a period of sixty (60) consecutive days after the date of entry;
(k)    A lawsuit or other proceeding shall be filed against Borrower or Stratus, and such lawsuit or proceeding shall not be dismissed within one hundred twenty (120) days of such filing, and Lender reasonably determines, in its sole discretion, that the lawsuit or proceeding, the cost of defense and the allegations contained therein shall materially impair the ability of Borrower or Stratus to pay or perform their respective obligations under the Note and the Security Documents;
(l)    Borrower shall default beyond any applicable grace or cure period in the payment of any other material debt or obligation related thereto (other than the indebtedness which is the subject of Section 12(a) hereof, or which is being contested in accordance with the terms and provisions of this Agreement or the Deed of Trust), or shall default in the performance of any other material agreement binding upon Borrower or Borrower’s assets or properties which could reasonably be expected to have a material adverse effect on the Project or on Borrower;
(m)    If there is a Change of Control (as defined on Schedule 2 attached hereto and incorporated herein for all purposes), without Lender’s prior written consent;
(n)    If any Insurance Policy shall lapse, expire or terminate for any reason without a replacement policy being in full force and effect in accordance herewith within thirty (30) days of the lapse, expiration or termination of such Insurance Policy;
(o)    If any lien for the performance of work or the supply of materials be filed against the Land or Project and shall not be released, satisfied or bonded at the time of any request for a construction advance hereunder or for a period of thirty (30) days after the date Borrower receives written notice of the filing thereof, unless such lien is being contested in good faith by Borrower and is discharged before a final and non-appealable order is issued by a court of competent jurisdiction authorizing foreclosure of such lien;
(p)    If the Plans and Specifications for the Project are amended or modified in any material respect (other than change orders permitted by this Agreement) without securing the prior approval of Lender, which shall not be unreasonably withheld;
(q)    If the construction of the Improvements or materials, articles or fixtures used in connection therewith shall not be in substantial compliance with the Plans and Specifications, or any amendment or modification thereof, approved by Lender (other than due to change orders permitted by this Agreement);
(r)    If, after commencement, construction of the Improvements is at any time discontinued for a period of (i) thirty (30) consecutive days if due to acts or matters within the Borrower's control, or (ii) ninety (90) consecutive days if due to strikes, riots, acts of God, war, unavailability of labor or materials, governmental laws, regulations or restrictions or other matters outside of Borrower's control;
(s)    The construction of the Improvements is (i) not commenced on or before the earlier to occur of (A) September 15, 2017, or (B) the date required, if any, for commencement of construction of the Improvements under any Qualified Lease or other agreement to which Borrower is a party, or (ii) not completed to the satisfaction of Lender, and Borrower shall not have obtained a "final completion certificate" or equivalent from the City of College Station, Texas, evidencing Completion of the Improvements and approval thereof by the City of College Station, prior to the date that is the earlier to occur of (A) December 31, 2018, or (B) the date that is thirty (30) days prior to the earliest date required for completion of construction of the Improvements under any Qualified Lease or other agreement to which Borrower is a party;
(t)    The failure of Borrower to deposit with Lender any Borrower's Deposit requested by Lender within ten (10) days after's Lender's notice to Borrower and request for such Borrower's Deposit;

(u)    Upon the occurrence of any Event of Default as defined in the Deed of Trust or any of the other Security Documents;
(v)    Borrower shall incur any indebtedness (direct, indirect or contingent), except for the Loan; obligations with respect to Standby Letter of Credit No. OSB12921T, issued by Comerica Bank in the amount of $1,858,342.00 for the benefit of the City of College Station, and any extensions thereof; obligations under Leases (as defined in the Deed of Trust); obligations under commission agreements related to the Leases; obligations under construction contracts, professional services agreements, and other services or procurement agreements for the Project; unsecured trade payables incurred in the ordinary course of business; and any unsecured loans from owners or affiliates of Borrower (which shall be fully subordinated to the Loan on terms satisfactory to Lender in Lender’s sole discretion);
(w)    Stratus shall have a NAV (as defined in Schedule 1) of less than $125,000,000.00; or
(x)    Prior to Completion of the Project, Borrower shall declare or make any distributions to the owners of Borrower, or apply any of its property or assets to the purchase, redemption or other retirement of any ownership interests in Borrower or in any way amend its capital structure, or enter into any merger, consolidation or conversion.
(y)    Borrower shall close, or cease use of, the Operating Account.
(z)    Borrower shall enter into any swap agreement, hedge agreement or similar derivative agreement or contact without Lender’s prior written consent.
(aa)    There occurs an “Event of Default” by Borrower under the Ground Lease or under the HEB Lease.
(bb)    Borrower makes any payment to HEB Grocery Company, LP pursuant to the Profits Participation Agreement between Borrower and HEB Grocery Company, LP.
13.    Remedies. Upon the occurrence, and during the continuance, of an Event of Default, Lender shall have the right (in addition to any rights or remedies available to it under the Note, the Deed of Trust or any of the Security Documents, at law or in equity) to enter into and take possession of the Land and the Project, and to perform any and all work and labor necessary to complete the Improvements and to employ watchmen and security guards to protect the Project; and all sums so expended by the Lender shall be deemed to have been paid to the Borrower and secured by the Deed of Trust. For this purpose, Borrower hereby constitutes and appoints the Lender and any officer of Lender, as Borrower's true and lawful attorney-in-fact with full power of substitution, effective only upon the occurrence, and during the continuance of, an Event of Default, to complete the Project in the name of the Borrower, and hereby empowers said attorney-in-fact or attorneys-in-fact as follows:
(a)    To use any funds of the Borrower, including any funds which may remain unadvanced hereunder and any Borrower's Deposit, for the purpose of completing the Improvements.

(b)    To make such additions and changes and corrections in the Plans and Specifications which shall be necessary or desirable to facilitate the completion of the Improvements.
(c)    To employ such contractors, subcontractors, agents, architects and inspectors as shall be required for said purposes.
(d)    To pay, settle or compromise all existing bills and claims which are or may be liens against the Land, or may be necessary or desirable in order to complete and/or clear title to the Project.
(e)    To execute all the applications and certificates in the name of the Borrower which may be required by any construction contract.
(f)    To do any and every act with respect to the construction of the Improvements which the Borrower may do in Borrower's own behalf.
(g)    To prosecute and defend all actions or proceedings in connection with the Improvements.
It is understood that this power of attorney shall be deemed to be a power coupled with an interest that cannot be revoked until the Loan has been repaid to Lender in full.
14.    Advances to Contractors. At Lender's option upon the occurrence, and during the continuance, of an Event of Default, Lender may make advances directly to contractors, subcontractors and/or suppliers and the execution of this Agreement by the Borrower constitutes an irrevocable direction and authorization to so advance the Loan proceeds. No further direction or authorization from Borrower shall be necessary to warrant such direct advances and all such advances shall satisfy pro tanto the obligations of Lender hereunder and shall be evidenced by the Note and secured by the Deed of Trust as fully if made to Borrower, regardless of the disposition thereof by such contractors, subcontractors or suppliers.
15.    Role of Lender. Lender shall have no liability, obligation, or responsibility whatsoever with respect to the construction of all or any part of the Improvements except to make advances of the proceeds of the Loan pursuant to the covenants, terms and conditions of this Agreement. Lender shall not be obligated to inspect the Project or the construction of the Improvements, or any part thereof, nor shall Lender be liable for the performance or default of Borrower, Borrower's architect, the Inspecting Person, any contractor, subcontractors, or any other party, or for any failure to construct, complete, protect or insure any part of the Improvements, or for the payment of costs of labor, materials or services supplied for the construction of any part of the Improvements, or for the performance of any obligation of Borrower whatsoever. No action, omission or writing, including, without limitation, Lender's advance of Loan proceeds hereunder or Lender's review of the Plans and Specifications, shall be construed as a representation or warranty as to the quality of construction or the accuracy of such Plans and Specifications, express or implied, to any party by Lender.

16.    Indemnification. Borrower agrees to indemnify, defend and hold the Lender and its shareholders, employees, officers, directors, agents and attorneys harmless from and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency and expense (including interest, penalties, attorneys' fees and amounts paid in settlement) to which the Lender or its shareholders, employees, officers, directors, agents and attorneys may become subject arising out of or based upon a breach or Event of Default by Borrower hereunder, or arising out of or in connection with the Project or construction of the Improvements.
17.    Expenses. Notwithstanding any provision hereof to the contrary, the Borrower shall pay all out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of counsel for the Lender) in connection with the negotiation, preparation, execution, filing, recording, refiling, re-recording, modification and supplement of the Security Documents and the making, servicing and collection of the Loan.
18.    General Interest and Usury Provisions.
(a)    Savings Clause. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on the indebtedness evidenced by the Note and the Related Indebtedness (as hereinafter defined) or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law. If the applicable law is ever judicially interpreted so as to render usurious any amount (i) contracted for, charged, taken, reserved or received pursuant to the Note, any of the other Security Documents or any other communication or writing by or between Borrower and Lender related to the transaction or transactions that are the subject matter of the Security Documents, (ii) contracted for, charged, taken, reserved or received by reason of Lender's exercise of the option to accelerate the maturity of the Note and/or the Related Indebtedness, or (iii) Borrower will have paid or Lender will have received by reason of any voluntary prepayment by Borrower of the Note and/or the Related Indebtedness, then it is Borrower's and Lender's express intent that all amounts charged in excess of the Maximum Lawful Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by Lender shall be credited on the principal balance of the Note and/or the Related Indebtedness (or, if the Note and all Related Indebtedness have been or would thereby be paid in full, refunded to Borrower), and the provisions of the Note and the other Security Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable laws, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if the Note has been paid in full before the end of the stated term of the Note, then Borrower and Lender agree that Lender shall, with reasonable promptness after Lender discovers or is advised by Borrower that interest was received in an amount in excess of the Maximum Lawful Rate, either credit such excess interest against the Note and/or any Related Indebtedness then owing by Borrower to Lender and/or refund such excess interest to Borrower. Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against Lender, Borrower will provide written notice to Lender, advising Lender in reasonable detail of the nature and amount of the violation, and Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against the Note and/or the Related Indebtedness then owing by Borrower to Lender. All sums contracted for, charged, taken, reserved or received by Lender for the use, forbearance or detention of any debt evidenced by the Note and/or the Related Indebtedness shall, to the extent permitted by applicable law, be amortized, prorated, allocated or spread, using the actuarial method, throughout the stated term of the Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of the Note and/or the Related Indebtedness does not exceed the Maximum Lawful Rate from time to time in effect and applicable to the Note and/or the Related Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving tri-party accounts) apply to the Note and/or any of the Related Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Security Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration. The terms and provisions of this paragraph shall control and supersede every other term, covenant or provision contained herein, in any other Security Document or in any other agreement between the Borrower and Lender.
(b)    Ceiling Election. To the extent that Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Lawful Rate payable on the Note and/or any other portion of the Related Indebtedness, Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent United States federal law permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Lender will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Lawful Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Lawful Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by such applicable law now or hereafter in effect.
(c)    Definitions.
(i)    As used herein, the term "Maximum Lawful Rate" shall mean the maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by Lender in accordance with the applicable laws of the State of Texas (or applicable United States federal law to the extent that such law permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law), taking into account all Charges made in connection with the transaction evidenced by the Note and the other Security Documents.
(ii)    As used herein, the term "Charges" shall mean all fees, charges and/or any other things of value, if any, contracted for, charged, taken, received or reserved by

Lender in connection with the transactions relating to the Note and the other Security Documents, which are treated as interest under applicable law.
(iii)    As used herein, the term "Related Indebtedness" shall mean any and all indebtedness paid or payable by Borrower to Lender pursuant to the Security Documents or any other communication or writing by or between Borrower and Lender related to the transaction or transactions that are the subject matter of the Security Documents, except such indebtedness which has been paid or is payable by Borrower to Lender under the Note.
19.    Notices. Any notice or demand required hereunder shall be deemed to be delivered when deposited in the United States mail, postage prepaid, certified mail, return receipt requested, addressed to Borrower or Lender, as the case may be, at the address set out hereinbelow, or at such other address as such party may hereafter deliver in accordance herewith. Any other method of delivery or demand shall be effective only when actually received by the recipient thereof. If and when included within the term "Borrower" or "Lender" there are more than one person, all shall jointly arrange among themselves for their joint execution and delivery of a notice to the other specifying some person at some specific address for the receipt of all notices, demands, payments or other documents. All persons included within the terms "Borrower" or "Lender," respectively, shall be bound by notices, demands, payments and documents given in accordance with the provisions of this paragraph to the same extent as if each had received such notice, demand, payment or document.
20.    Governing Law; Venue; Waiver of Jury. THIS AGREEMENT AND EACH OF THE OTHER SECURITY DOCUMENTS SHALL BE DEEMED A CONTRACT AND INSTRUMENT MADE UNDER THE LAWS OF THE STATE OF TEXAS, LENDER'S PRINCIPAL PLACE OF BUSINESS, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS AND THE LAWS OF THE UNITED STATES OF AMERICA. BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE STATE OF TEXAS AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON BORROWER IN ANY LEGAL PROCEEDING RELATING TO ANY OF THE SECURITY DOCUMENTS BY ANY MEANS ALLOWED UNDER TEXAS OR FEDERAL LAW. VENUE FOR ANY LEGAL PROCEEDINGS SHALL BE IN SMITH COUNTY, TEXAS (WITH THE EXCEPTION OF ACTIONS FOR JUDICIAL OR NON-JUDICIAL FORECLOSURE OF THE PROJECT BY LENDER). LENDER AND BORROWER WAIVE THE RIGHT TO TRIAL BY JURY.
21.    Relief in Bankruptcy. Borrower hereby agrees that, in consideration of the recitals and mutual covenants contained herein, and for other good and valuable consideration, to the extent permitted by applicable law, in the event Borrower shall (i) file with any bankruptcy court of competent jurisdiction or be the subject of any petition under Title 11 of the U.S. Code, as amended, (ii) be the subject of any order for relief issued under such Title 11 of the U.S. Code, as amended, (iii) file or be the subject of any petition seeking any reorganization rearrangement, composition, adjustment, liquidation, dissolution, or similar relief under any present or future state act or law relating to bankruptcy, insolvency or other relief for debtors, (iv) have sought or consented to or acquiesced to any appointment of any trustee, receiver, conservator, or liquidator, (v) be the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against such part for any reorganization, rearrangement, composition, adjustment, liquidation, dissolution, or similar relief under any present or future federal or state act of law relating to bankruptcy, insolvency or relief for debtors, Lender shall thereupon be entitled to relief from the automatic stay imposed by Section 362 of Title 11 of the U.S. Code, as amended, or otherwise, on or against the exercise of the rights and remedies otherwise available to Lender as provided herein, in any of the other Security Documents, and as otherwise provided by applicable state and federal law.
22.    Survival; Parties Bound; Time of Essence. All representations, warranties, covenants and agreements made by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of the Security Documents, shall not be affected by any investigation made by or on behalf of Lender, and shall bind the Borrower and its successors, trustees, receivers and assigns and inure to the benefit of the successors and assigns of the Lender. The term of this Agreement shall be until the later of the final maturity of the Note and the payment of all amounts due under the Security Documents. Time is of the essence in the performance of this Agreement.
23.    Counterparts. This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.
24.    Severability. If any provision of any of the Security Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.
25.    Loan Participations. Borrower acknowledges and agrees that Lender reserves the right to, and shall be permitted to, sell or offer to sell participation interests in the Loan and the Security Documents to one or more participants. Borrower authorizes Lender to disseminate any information that it has pertaining to the Loan, including without limitation financial statements and credit reports and other information relating to Borrower, or otherwise relating to the Project, to any participant or prospective participant in the Loan.
26.    Captions. The headings and captions appearing in the Security Documents have been included solely for convenience and shall not be considered in construing the Security Documents.
27.    USA Patriot Act Notice. Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Lender will ask for Borrower's legal name, address, tax ID number or social security number and other identifying information. Lender may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of Borrower or other related persons.
28.    Entire Agreement. THIS WRITTEN LOAN AGREEMENT AND OTHER SECURITY DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR

SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. This Agreement can be amended only by a written agreement signed by Borrower and Lender, and no waiver, consent or approval by Lender shall be valid or enforceable against Lender unless made in writing and signed by Lender.
29.    Ground Lease Provisions.
(a)    Notices Under Ground Lease. Borrower will deliver to Lender, within 10 days after Borrower’s receipt, a true and correct copy of each written notice, demand, complaint or request from Ground Lessor under, or with respect to, the Ground Lease.

(b)    Borrower’s Obligation to Comply with Ground Lease.

(i)    Borrower shall pay the Ground Rent and all other sums of money due and payable at any time under the Ground Lease as and when such sums become due and payable, but in any event before the expiration of any grace or cure period provide in the Ground Lease for the payment of any such sum. Borrower will deliver evidence of any such payments to Lender within 10 days after receipt of a written request from Lender for evidence of such payments.

(ii)    Borrower shall at all times fully perform, observe and comply, in all material respects, with all other terms, covenants and conditions of the Ground Lease to be performed, observed or complied with by Borrower as Ground Lessee under the Ground Lease.

(c)    Lender’s Right to Cure Ground Lessee Defaults.

(i)    At any time after Lender receives notice of a Ground Lessee Default, Lender may (but will not be obligated to), make any payment, perform any obligation, and take any other action that Borrower would have the right to pay, perform, or take under the Ground Lease and that Lender deems necessary or desirable to cure the Ground Lessee Default.

(ii)    After Lender receives notice of a Ground Lessee Default, Lender and its authorized agents will have the right at any time to enter the Land and the improvements thereon, to such extent and as often as Lender, in Lender’s sole and absolute discretion, deems necessary or desirable in order to cure the Ground Lessee Default.

(iii)    Lender may exercise its rights under this Section 29(c) immediately after receipt of notice of a Ground Lessee Default, without first notifying Borrower and without regard to any grace period provided to Borrower in this Agreement, in any other Security Document or in the Ground Lease.

(iv)    For purposes of exercising its rights under this Section 29(c), Lender will not be liable to Borrower for any action taken or omitted to be taken by Lender, in good faith, in reliance on any written notice from Ground Lessor stating that a Ground Lessee Default has occurred and is continuing, even though Borrower may question, deny or contest the existence or nature of the Ground Lessee Default.

(v)    All expenditures made by Lender to cure a Ground Lessee Default will be payable by Borrower to Lender upon written demand along with reasonable documentation evidencing those expenditures and will be secured by the Deed of Trust.

(d)    Covenants to Protect Leasehold Estate.

(i)    Borrower will not, without the written consent of Lender (which consent may be given, withheld or denied by Lender in Lender’s sole and absolute discretion), take any of the following actions:

1.	Surrender the Leasehold Estate to Ground Lessor or terminate or cancel the Ground Lease.

2.	Amend, modify or change the Ground Lease, either orally or in writing, or waive any of Borrower’s rights under the Ground Lease.

3.	Subordinate the Ground Lease or the Leasehold Estate to any mortgage, deed of trust or other lien on Ground Lessor’s Fee Estate.

4.	Except as expressly permitted herein, reject or assume the Ground Lease or assign the Leasehold Estate pursuant to Section 365(h) of the Bankruptcy Code.

(ii)    Borrower hereby absolutely and unconditionally transfers and assigns to Lender of all Borrower’s rights to surrender, terminate, cancel, modify and change the Ground Lease, and any such surrender, termination, cancellation, modification, or change made without the prior written consent of Lender will be void ab initio and have no legal effect.

(e)    Ground Lessee’s Bankruptcy.

(i)    Borrower hereby assigns to Lender, as additional security for the Loan, Borrower’s right to reject the Ground Lease under Section 365(h) of the Bankruptcy Code after the occurrence of an Event of Ground Lessee Bankruptcy.

(ii)    If, after the occurrence of an Event of Ground Lessee Bankruptcy, Borrower wishes to reject the Ground Lease, Borrower must first give Lender written notice, at least 30 days in advance, of the date on which Borrower intends to apply to the court with jurisdiction respecting an Event of Ground Lessee Bankruptcy or an Event of Ground Lessor Bankruptcy for authority and permission to reject the Ground Lease. Lender will have the right, but not the obligation, within 20 days after receipt of Borrower’s notice, to deliver to Borrower a Notice (“Lender’s Assumption Notice”) in which (i) Lender demands that Borrower assume the Ground Lease and assign the Ground Lease to Lender, or its designee, in accordance with the Bankruptcy Code, and (ii) Lender agrees to cure, or provide adequate assurance of prompt cure of, all Ground Lessee Defaults reasonably susceptible of being cured by Lender and of future performance under the Ground Lease.

(iii)    If Lender timely delivers Lender’s Assumption Notice to Borrower, Borrower may not reject the Ground Lease, and Borrower will, within 10 days after receipt of Lender’s Assumption Notice, comply with the demand contained in clause (i) of Lender’s Assumption Notice.

(iv)    The provisions of this Section 29(e) supplement, and are in addition to (and not in lieu of) the provisions set forth in Section 10.18 of the Deed of Trust, and all rights and remedies of Lender under this Section 29(e) and the said Section 10.18 shall be cumulative.

(f)    Ground Lessor’s Bankruptcy.

(i)    If, after the occurrence of an Event of Ground Lessor Bankruptcy, Ground Lessor rejects the Ground Lease pursuant to Section 365(h) of the Bankruptcy Code, then each of the following requirements applies:

1.	Borrower, immediately after obtaining notice of the rejection, will deliver a copy of the notice to Lender.

2.
Borrower will not, without Lender’s prior written consent (which may be given, withheld or denied in Lender’s sole and absolute discretion), elect to treat the Ground Lease as terminated pursuant to Section 365(h) or any other applicable provision of the Bankruptcy Code.

3.
The Deed of Trust will extend to and encumber Borrower’s retained rights under the Ground Lease that are appurtenant to the Leased Premises for the balance of the term of the Ground Lease and for any renewal or extension of those rights under the Ground Lease.

4.
Borrower will transfer and assign to Lender, as additional security for the Loan, Borrower’s rights, after Ground Lessor’s rejection of the Ground Lease, to treat the Ground Lease as terminated, and any termination of the Ground Lease made by Borrower without Lender’s prior written consent will be void ab initio and have no legal effect.

(ii)    Borrower hereby transfers and assigns to Lender, as additional security for the Loan, all of Borrower’s rights to damages caused by Ground Lessor’s rejection of the Ground Lease after the occurrence of an Event of Ground Lessor Bankruptcy, together with all of Borrower’s rights to offset such damages against Ground Rent and other sums payable under the Ground Lease. As long as no Event of Default has occurred and is continuing, Lender agrees that it will not enforce its rights under the preceding sentence, but will permit Borrower to exercise such rights with Lender’s prior written consent.

(iii)    Any amounts received by Lender as damages arising out of Ground Lessor’s rejection of the Ground Lease will be applied to payment of the Loan and other sums owed by Borrower to Lender under the terms of the Loan Documents, in such order and in such manner as may be deemed appropriate by Lender in Lender’s sole and absolute discretion.

(iv)    Borrower will under no circumstances consent to any proposed sale of the Fee Estate or any interest therein pursuant to Section 363(f) of the Bankruptcy Code or any successor law. Unless Lender shall in writing expressly direct Borrower otherwise, Borrower irrevocably agrees to object to any proposed sale of the Fee Estate, or any interest therein, pursuant to Section 363(f) by filing proper notice of its objection with the bankruptcy court of proper jurisdiction.

(v)    The provisions of this Section 29(f) supplement, and are in addition to (and not in lieu of) the provisions set forth in Section 10.18 of the Deed of Trust, and all rights and remedies of Lender under this Section 29(f) and the said Section 10.18 shall be cumulative.

(g)    No Merger of Estates.

(i)    If Borrower acquires the Fee Estate, there will be no merger between the Fee Estate and the Leasehold Estate unless Lender consents in writing to the merger.

(ii)    Simultaneously with Borrower’s acquisition of the Fee Estate, the Deed of Trust will automatically, without the necessity of any further conveyance, be spread to cover the Fee Estate and as so spread will be prior to the lien of any mortgage, deed of trust or other lien placed on the Fee Estate after the date of the Deed of Trust. Promptly after Borrower’s acquisition of the Fee Estate, Borrower, at its sole cost and expense, including payment of Lender’s reasonable attorneys’ fees and other costs and out-of-pocket disbursements, will execute and deliver all documents and instruments deemed necessary or appropriate by Lender to subject the Fee Estate to the Deed of Trust, and will provide to Lender a title insurance policy insuring that the Deed of Trust is a first and superior lien on both the Fee Estate and the Leasehold Estate.

(iii)    If Lender acquires the Fee Estate and the Leasehold Estate (whether pursuant to the provisions of the Ground Lease, by foreclosure of the Deed of Trust, or otherwise), the Fee Estate and the Leasehold Estate will not merge as a result of such acquisition and will remain separate and distinct for all purposes after such acquisition unless and until Lender elects (in Lender’s sole and absolute discretion) in writing to merge the Fee Estate and the Leasehold Estate.

(h)    New Lease. If (i) the Ground Lease is canceled or terminated for any reason before the natural expiration of its full 99 year term, and (ii) Lender (or its designee) obtains from Ground Lessor a New Lease (as defined in the Ground Lease) in accordance with the terms of the Ground Lease or otherwise, then Borrower will have no right, title or interest in and to such New Lease or the leasehold estate created by such New Lease, and, at the election of Lender, any sub-leases under the Ground Lease will become sub-leases under the New Lease.

(i)    Appointment of Lender as Borrower’s Attorney-In-Fact.

(i)    Borrower herby irrevocably makes, constitutes and appoints Lender as Borrower’s attorney-in-fact, in Borrower’s name, place and stead, with full power of substation, to take all actions and to sign all documents and instruments which Lender (in Lender’s sole and absolute discretion) considers to be necessary or desirable to do each of the following:

1.	Prevent or cure a Ground Lessee Default.

2.	Perform or carry out any of Borrower’s covenants under Section 29(e).

3.	Appoint arbitrators and conduct arbitration proceedings pursuant to the Ground lease.

4.	Request and obtain estoppel certificates from Ground Lessor pursuant to the Ground Lease.

(ii)    Borrower hereby gives and grants to Lender, as Borrower’s attorney-in-fact, full power and authority to do and perform every act and sign ever document and instrument necessary and proper to be done in the exercise of the foregoing power as fully as Borrower might or could do, and Borrower ratifies and confirms all acts that Lender, as Borrower’s attorney-in-fact, will lawfully do or cause to be done by virtue of this power of attorney. This power of attorney, being coupled with an interest, will be irrevocable until the Loan is paid in full.

(j)    For purposes of this Section 29, the following definitions shall apply:
“Bankruptcy Code” means the United States Bankruptcy Code (Title 11 of the United States Code).

“Event of Ground Lessee Bankruptcy” means either of the following actions taken by or with respect to Borrower:

(i)	Borrower pursuant to or within the meaning of the Bankruptcy Code (A) commences a voluntary case, or (B) consents to the entry of an order for relief against it in an involuntary case.

(ii)	A court of competent jurisdiction enters an order or decree under the Bankruptcy Code that is for relief against Borrower in an involuntary case.

“Event of Ground Lessor Bankruptcy” means either of the following actions taken by or with respect to Ground Lessor:

(i)	Ground Lessor pursuant to or within the meaning of the Bankruptcy Code (A) commences a voluntary case, or (B) consents to the entry of an order for relief against it in an involuntary case.

(ii)	A court of competent jurisdiction enters an order or decree under the Bankruptcy Code that is for relief against Ground Lessor in an involuntary case.

“Fee Estate” means the fee estate of Ground Lessor in the Land.

“Ground Lease” is defined in Section 3 of this Agreement.

“Ground Lessee” means the tenant under the Ground Lease.

“Ground Lessee Default” means either of the following:

(i)
A default by Borrower in making any payment of Ground Rent, additional rent or any other sum of money payable by Borrower to Ground Lessor under the Ground Lease on the date such payment is due and payable.

(ii)
A default by Borrower in performing or observing any of the terms, covenants or conditions of the Ground Lease, other than the payments referred to in clause (i), required to be performed or observed by Ground Lessee.

“Ground Lessor” means the landlord under the Ground Lease.

“Ground Lessor Default” means a default by Ground Lessor in performing or observing any of the terms, covenants or conditions of the Ground Lease required to be performed or observed by Ground Lessor.

“Ground Rent” means the base or minimum rent payable in fixed monthly or other periodic installments under the Ground lease.

“Leased Premises” means the Land and the other components of the “Leased Premises” as defined in the Ground Lease.

“Leasehold Estate” means all of the leasehold estate created by the Ground Lease in and to the Land and the other elements of the “Leased Premises” as defined in the Ground Lease, including all of the rights, privileges and benefits of the tenant under the Ground Lease and under each “Separated Lease” as that term is defined in the Ground Lease.

[CONSTRUCTION LOAN AGREEMENT – LENDER SIGNATURE PAGE]
LENDER:

SOUTHSIDE BANK

By:    /s/ Pam Cunningham
Pam Cunningham, Executive VP

ADDRESS FOR NOTICE FOR LENDER:

Southside Bank P.O. Box 1079 Tyler, Texas 75710 Attn: Pam Cunningham

With Copy To:

Potter Minton PC
Plaza Tower, Suite 500
110 North College
Tyler, Texas 75702
Attn: James L. Hedrick

[CONSTRUCTION LOAN AGREEMENT – BORROWER SIGNATURE PAGE]

BORROWER:

COLLEGE STATION 1892 PROPERTIES, L.L.C.,
a Texas limited liability company

By:    /s/ Erin D. Pickens
Erin D. Pickens, Senior Vice President

ADDRESS FOR NOTICE FOR BORROWER:

College Station 1892 Properties, L.L.C.
212 Lavaca Street, Suite 300
Austin, Texas 78701
Attn: William H. Armstrong, III

With Copy To:

Armbrust & Brown PLLC
100 Congress Avenue, Suite 1300
Austin, Texas 78701
Attn: Kenneth Jones

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